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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 17, 2005

                            PAYLESS SHOESOURCE, INC.
                    ----------------------------------------
             (Exact name of registrant as specified in its charter)

    Delaware                1-14770                       43-1813160
    --------                -------                       ----------
 (State or other    (Commission File Number)     (IRS Employer Identification
 jurisdiction of                                             No.)
 incorporation)

                           3231 Southeast Sixth Avenue
                            Topeka, Kansas 66607-2207
                    ----------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (785) 233-5171

                                 Not Applicable
                    ----------------------------------------
          (Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

      On June 17, 2005, Matthew E. Rubel accepted and agreed to an employment agreement (the "Employment Agreement") between himself and Payless ShoeSource, Inc. (the "Company"). Under the terms of the Employment Agreement, Mr. Rubel will be employed in the position of Chief Executive Officer of the Company and will be appointed as a member of the Company's Board of Directors. The terms of the Employment Agreement, including Mr. Rubel's role as CEO and appointment to the Board, will become effective only on the start date of Mr. Rubel's employment with the Company. It is anticipated that Mr. Rubel's start date will be in July 2005.

      Under the Employment Agreement, Mr. Rubel will receive an initial annual base salary of $1,000,000 and is eligible to receive a minimum target annual cash bonus equal to 75% of his annual base salary. For the Company's 2005 fiscal year, Mr. Rubel's annual cash bonus will be no less than a prorated portion of the minimum target. As a hiring inducement award, Mr. Rubel will receive on his start date a stock option grant for 720,000 shares of the Company's common stock with a seven year exercise period and an exercise price equal to the closing price of the Company's common stock on the start date and a restricted stock grant of 214,250 shares of common stock. One-half of these options will vest in equal one-third installments on the first, second and third anniversaries of Mr. Rubel's start date and the other one-half will vest in equal one-third installments on the second, third and fourth anniversaries of Mr. Rubel start date; the restricted shares will vest on the third anniversary of Mr. Rubel's start date.

      On his start date, Mr. Rubel will be eligible to participate in the Company's Incentive Compensation Plan for each performance period starting with the 2006 fiscal year and will be deemed to participate in the 2004-2006 and 2005-2007 performance cycles that are already in progress. Mr. Rubel's target cash award of $450,000 for each of the 2004-2006 and 2005-2007 performance cycles will be prorated and Mr. Rubel's minimum target cash award for the 2006-2008 performance cycle will be $450,000. Mr. Rubel will be eligible to receive a special cash award equal to the amount of profit sharing and annual bonus that he forfeited by reason of terminating his employment with his previous employer, subject to a maximum award of $640,000 in this regard. Mr. Rubel will be entitled to certain relocation benefits and perquisites, and be eligible to participate in all of the executive compensation and benefit plans on at least the same basis as other senior executives of the Company.

      The term of the Employment Agreement is initially scheduled to end on May 31, 2008. However, beginning on May 31, 2008 and on each following anniversary date, the employment term will automatically extend for an additional one year period unless either Mr. Rubel or the Company gives at least 90 days' prior notice of non-extension. If during the Employment Agreement term Mr. Rubel's employment is terminated by the Company without "cause" or by Mr. Rubel for "good reason" (as those terms are defined in the Employment Agreement), he will be entitled to (i) accrued but unpaid amounts to which he is entitled, (ii)

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a severance payment equal to two times salary and target annual bonus paid ratably over a 24-month period following termination, (iii) accelerated vesting of any unvested stock options that would have vested during the 24- month period following termination and, to the extent not already vested, the restricted shares granted on the start date, (iv) participate in the Company's medical, dental and other health insurance plans during the 24-month period following termination, (v) two additional years of age and "Plan Service" credit under the Payless ShoeSource, Inc. Supplementary Retirement Plan, and (vi) an allowance of up to $15,000 for reasonable outplacement expenses. On his start date, Mr. Rubel will also enter into a Change of Control Agreement and Indemnification Agreement containing terms that are substantially similar to such agreements with other senior officers of the Company. The forms of Mr. Rubel's Change of Control Agreement and Indemnification Agreement are attached as exhibits to the Employment Agreement. Mr. Rubel is subject to non-competition and non-solicitation covenants during the term of the Employment Agreement and for a period of 24-months following termination of employment.

      The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement (including all annexes, schedules and exhibits thereto), a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)          Exhibits.

Exhibit 10.1 Employment Agreement between Matthew E. Rubel and Payless ShoeSource, Inc.

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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PAYLESS SHOESOURCE, INC.

Date: June 22, 2005                    By: /s/ Ullrich E. Porzig
                                           -----------------------------------
                                           Ullrich E. Porzig
                                           Senior Vice President
                                           Chief Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit 10.1 Employment Agreement between Matthew E. Rubel and Payless ShoeSource, Inc.

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